                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Tom Brown, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                     [LOGO]




                                 TOM BROWN, INC.
                       555 SEVENTEENTH STREET, SUITE 1850
                             DENVER, COLORADO 80202
                                 (303) 260-5000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 18, 2000

Dear Stockholder:

    On behalf of the Board of Directors, you are cordially invited to attend the 2000 Annual Meeting of Stockholders of Tom Brown, Inc., a Delaware corporation (the "Company"), to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on Thursday, May 18, 2000, for the following purposes:

    o To elect nine directors, by vote of the holders of Common Stock and the holder of Preferred Stock; and

    o To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 28, 2000 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available at the Company's offices in Denver, Colorado for a period of at least ten days prior to the meeting for examination during ordinary business hours by any stockholder for any purpose germane to the meeting.

    Your vote is important regardless of the number of shares you may own. The Company urges you to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ BRUCE R. DEBOER
                                                BRUCE R. DEBOER
                                                   Secretary
April 10, 2000

                                 TOM BROWN, INC.
                       555 SEVENTEENTH STREET, SUITE 1850
                             DENVER, COLORADO 80202
                                 (303) 260-5000

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

                               PROXY SOLICITATION

    This statement is furnished in connection with the solicitation by the Board of Directors of Tom Brown, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Company's Annual Meeting of Stockholders to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on May 18, 2000, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and form of proxy included herewith are first being sent to stockholders on or about April 10, 2000.

    If the enclosed proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with such choice. If no choice is indicated, the shares will be voted "FOR" the director nominees. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

                         PERSONS MAKING THE SOLICITATION

    This proxy is solicited on behalf of the Board of Directors of the Company (the "Board of Directors"). The initial solicitation will be by mail. The total expense of solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's stock. Further solicitation of proxies may be made by mail, telephone or oral communication with some stockholders of the Company following the original solicitation. All such further solicitation will be made by the Board of Directors or consultants currently retained by the Company or employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent in which case the cost will be borne by the Company.

                          STOCKHOLDERS ENTITLED TO VOTE

    Stockholders of record at the close of business on March 28, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 35,324,324 shares of common stock, $.10 par value per share ("Common Stock"), and 1,000,000 shares of preferred stock designated as $1.75 Convertible Preferred Stock, Series A ("Preferred Stock"). Each share of Common Stock entitles its owner to one vote. Each share of Preferred Stock entitles its owner to a number of votes per share equivalent to the number of shares of Common Stock issuable upon conversion of the Preferred Stock, or 1.666 votes for each share of Preferred Stock, based on the conversion ratio of the Preferred Stock on the Record Date. The Preferred Stock is entitled to vote on all matters upon which holders of the Common Stock have the right to vote, together with the holders of the outstanding shares of Common Stock as if a part of that class. Cumulative voting is not authorized.

    The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by proxy, constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company's Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock voting together as a class and represented in person or by proxy at the Annual Meeting is required for the election of the Board of Directors' nine nominees for director.

    The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve and matters incident to the conduct of the Annual Meeting, including matters of which the Company did not receive notice until after February 16, 2000.

                              ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

    Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The number of directors is established from time to time by resolution of the Board of Directors. The current authorized number of directors is nine, which includes one director nominee designated by Union Oil Company of California ("Unocal"), the beneficial owner of 5.8 million shares of the Company's Common Stock, pursuant to that certain Stock Ownership and Registration Rights Agreement between Unocal and the Company dated June 29, 1999 (the "Stock Rights Agreement").

DIRECTOR NOMINEES FOR HOLDERS OF COMMON STOCK AND PREFERRED STOCK

    The nominees, other than the Company's President, Mr. Lightner, and Unocal's designee, Mr. Butler, were elected directors of the Company at the last annual meeting of stockholders. The Board of Directors is recommending that the nine nominees be elected to hold office until the 2001 annual meeting of stockholders and until their respective successors have been duly elected and qualified. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board of Directors and the shares represented by proxy will be voted for such substitute nominee, unless the Board of Directors elects to reduce the number of directors. The nominees listed below have consented to being nominated and to serve if elected. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR THE BOARD OF DIRECTORS:

                                            POSITION WITH COMPANY            DIRECTOR
      NOMINEE                AGE           AND PRINCIPAL OCCUPATION            SINCE
      -------                ---           ------------------------          --------
Donald L. Evans.......       53    Chairman of the Board of Directors and       1980
                                   Chief Executive Officer of the Company;
                                   Director of TMBR/Sharp Drilling, Inc.

Thomas C. Brown.......       73    Director of the Company; Chairman of the     1968
                                   Board of Directors and Chief Executive
                                   Officer of TMBR/Sharp Drilling, Inc.

Kenneth B. Butler.....       46    Director of the Company; Vice President      2000
                                   of Spirit Energy 76, a business unit of
                                   Union Oil Company of California

David M. Carmichael...       61    Director of the Company; formerly            1996

                                   Chairman of the Board, Chief Executive
                                   Officer and President of
                                   American Oil and Gas Corporation

Henry Groppe..........       74    Director of the Company; partner in oil      1989
                                   and gas consulting firm of Groppe, Long
                                   & Littell

Edward W. LeBaron, Jr.       70    Director of the Company; Consultant to       1968
                                   Lynx Technology Group; partner in
                                   LeBaron Ranches L.P.

James D. Lightner.....       47    Director and President of the Company        2000

James B. Wallace......       71    Director of the Company; Partner in          1992
                                   Brownlie, Wallace, Armstrong and Bander
                                   Exploration

Robert H. Whilden, Jr.       64    Director of the Company;  former Partner     1989
                                   in the law firm of Vinson & Elkins L.L.P.;
                                   general counsel of BMC Software, Inc.


OTHER INFORMATION ABOUT THE BOARD OF DIRECTORS

    The Board of Directors formed an Executive Committee on March 15, 2000 that has responsibility, as necessary or advisable from time-to-time, for the oversight and management of the business of the Company. The Executive Committee is comprised of Messrs. Evans, Lightner and Wallace.

    The Board of Directors has an Audit Committee that has the responsibility of recommending employment of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and adequacy of internal control systems. The Audit Committee is composed of directors who are not salaried employees of the Company. The Audit Committee held one meeting during 1999. The members of the Audit Committee in 1999 were Messrs. LeBaron, McKenzie and Wallace. Mr. McKenzie, a designee of the former holder of Preferred Stock, resigned on July 31, 1999 and was replaced by Mr. David A. Johnson, the initial designee of Unocal, who resigned January 5, 2000. Mr. Johnson's replacement, Mr. Butler, currently serves on the Audit Committee with Messrs. LeBaron and Wallace.

    The Board of Directors has a Compensation Committee that reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee held one meeting and took action by unanimous written consent on two occasions during 1999. The members of the Compensation Committee in 1999 were Messrs. Carmichael, Groppe and Whilden.

    The Board of Directors held four meetings during 1999 and action was also taken by unanimous written consent on four occasions. No Director participated in fewer than 75% of the total number of meetings of the Board of Directors or committees of which he is a member.

    The Company does not have a standing nominating committee. The review of director nominee recommendations is made by the Board of Directors.

    Except for the rights of Unocal to designate one director nominee pursuant to the terms of the Stock Rights Agreement, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of the Record Date with respect to the Common Stock beneficially owned by (i) each person or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

                                                                         NUMBER OF        PERCENT
                                                                    SHARES BENEFICIALLY     OF
NAME OF BENEFICIAL OWNER                                                  OWNED(1)         CLASS
------------------------                                            -------------------   -------
    (a) Five Percent (5%) Holders:

         Unocal Corporation ........................................     5,800,000(2)       16.4%
           2141 Rosecrans Avenue
           El Segundo, California 90245

         Steinberg Asset Management Company, Inc. ..................     3,729,839(3)       10.6%
           12 East 49th Street
           New York, New York 10017

         Compression, Inc. .........................................     3,247,100(4)        9.2%
           Two West Second Street
           Tulsa, Oklahoma 74103

         State Farm Mutual Automobile Insurance Company ............     2,602,654(5)        7.4%
           One State Farm Plaza
           Bloomington, Illinois 61710

         Franklin Resources, Inc. ..................................     2,180,200(6)        6.2%
           777 Mariners Island Blvd
           San Mateo, California 94403

    (b) Directors and Named Executive Officers:

         Donald L. Evans ..............................................    937,570(7)        2.7%
         William R. Granberry .........................................    200,667(15)         *
         Thomas W. Dyk ................................................    149,834(8)          *
         Peter R. Scherer .............................................    142,843(9)          *
         Thomas C. Brown ..............................................    136,562(10)         *
         Henry Groppe .................................................     91,234(11)         *
         Edward W. LeBaron, Jr ........................................     83,594(12)         *
         Robert H. Whilden, Jr ........................................     70,334(13)         *
         James B. Wallace .............................................     67,934(14)         *
         James D. Lightner ............................................     50,000(15)         *
         David M. Carmichael ..........................................          0             0
         Kenneth B. Butler ............................................          0             0
         Daniel G. Blanchard ..........................................          0             0

    (c) All Directors and Executive Officers as a Group (20 persons) ..  2,057,082(16)       5.8%

----------
*    Does not exceed one percent (1%) of the class.

(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive powers. Beneficial ownership in respect of stock options includes shares that may be acquired within sixty (60) days of the Record Date.

(2) As reported in Amendment No. 1 to Schedule 13D dated November 15, 1999, filed jointly by Unocal Corporation ("Unocal Corp."), Union Oil Company of California ("Unocal"), Chicago Carbon Company ("CCC"), Lemont Carbon, Inc. ("Lemont"), Midwest 76, Inc. ("Midwest 76"), and Midwest Natural Gas Pipeline Company ("Midwest"), all such entities report shared voting and dispositive powers with respect to

     5,800,000 shares. CCC is a general partnership comprised of Lemont, Midwest 76 and Midwest and each of such partners is a subsidiary of Unocal which is itself a subsidiary of Unocal Corp.

(3) As reported in Amendment No. 6 to Schedule 13G dated February 8, 2000, filed jointly by Steinberg Asset Management Company, Inc. ("SAMC"), Michael
     A. Steinberg & Company, Inc. ("S&C"), and Michael A. Steinberg ("MAS"), SAMC has sole voting power with respect to 2,146,500 shares and sole dispositive power with respect to 3,584,839 shares; S&C has sole dispositive power with respect to 57,300 shares; and MAS has sole voting and dispositive powers with respect to 87,700 shares. MAS may be deemed to have beneficial ownership of the shares owned by all of the reporting entities.

(4) As reported in Amendment No. 5 to Schedule 13D dated November 19, 1999, Compression, Inc. has sole voting and dispositive power with respect to 3,247,100 shares. Charles Schusterman, through a partnership known as CS Holding Associates, beneficially owns Samson Investment Company which owns Compression, Inc.

(5) As reported in Amendment No. 21 to Schedule 13G dated February 4, 2000, State Farm Mutual Automobile Insurance Company has sole voting and dispositive power with respect to 2,600,000 shares and State Farm Investment Management Corp. has shared voting and dispositive power with respect to 2,654 shares.

(6) As reported in Amendment No. 1 to Schedule 13G dated February 2, 2000, filed jointly by Franklin Resources, Inc. ("FRI"), Charles B. Johnson ("CGJ"), Rupert H. Johnson, Jr. ("RHJ"), and Franklin Advisers, Inc. ("FAI"), FAI has sole voting and dispositive powers with respect to 2,141,700 shares. Franklin Management, Inc. has sole dispositive powers with respect to 38,500 shares. CGJ and RHJ are principal shareholders of FRI and may be deemed to be beneficial owners of the shares reported.

(7) Includes 937,334 shares issuable upon the exercise of stock options and 236 shares allocated to Mr. Evans' KSOP Plan account.

(8) Includes 147,334 shares issuable upon the exercise of stock options and 2,500 shares held in Mr. Dyk's KSOP Plan account.

(9) Includes 135,667 shares issuable upon the exercise of stock options and 2,094 shares allocated to Mr. Scherer's KSOP Plan account.

(10) Includes (i) 55,334 shares issuable upon the exercise of stock options,
     (ii) 5,253 shares allocated to Mr. Brown's KSOP Plan account, and (iii) 975 shares held in the name of Mr. Brown's wife.

(11) Includes 55,334 shares issuable upon the exercise of stock options and 9,000 shares held by children of Mr. Groppe, the beneficial ownership of which is disclaimed by Mr. Groppe.

(12) Includes 55,334 shares issuable upon the exercise of stock options.

(13) Includes 45,334 shares issuable upon the exercise of stock options.

(14) Includes 60,334 shares issuable upon the exercise of stock options.

(15) All of such shares are issuable upon the exercise of stock options.

(16) Includes 1,869,182 shares issuable upon the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND POLICIES

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern both annual cash compensation and incentive programs for the Company's executive officers. The Compensation Committee is currently composed of three directors, none of whom are employed by the Company or any of its subsidiaries. Following review and approval of executive compensation by the Compensation Committee, all recommendations of the Compensation Committee are submitted to the full Board of Directors for approval.

     With respect to 1999 compensation, the Compensation Committee has not adopted a structured salary, stock option or other incentive compensation program but does utilize performance factors as described below to assist in the determination of compensation. The Compensation Committee maintains the philosophy that compensation of its executive officers should be balanced between a fair and reasonable cash compensation and incentives linked to the Company's overall operating performance. To achieve this balance, executives have, in addition to their salaries and cash bonuses, been awarded stock options that reward executives through the creation of stockholder value. The Compensation Committee takes into account that corporate performance, especially in the oil and gas industry, is often cyclical and that the Company's performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on certain factors compared over a period of several consecutive years, rather than applying such factors on an isolated or "snapshot" basis at the time compensation levels are recommended by the Compensation Committee to the full Board of Directors. In this regard, and partly due to the peculiarities of financial accounting requirements for oil and gas companies, the Compensation Committee emphasizes performance factors such as growth in the Company's proved oil and gas reserves, increases in volumes of oil and gas sold by the Company, oil and gas finding costs and operating costs, and the achievement by management of specific goals set by the Board of Directors from time to time; however, the Compensation Committee has not established any specific performance levels which would automatically result in increases in compensation, nor does the Compensation Committee assign absolute weights or rankings to factors considered by it, but instead makes a subjective determination based upon a consideration of all of such factors. The Compensation Committee has utilized from time to time various compensation survey reports as prepared for the oil and gas industry by consultants such as William M. Mercer, Incorporated, KPMG Peat Marwick LLP, Effective Compensation Inc. and W. T. Haigh and Associates when analyzing current compensation amounts for executive officers and employees.

     In addition to the factors described above, in the case of Mr. Evans, the Chief Executive Officer, the Compensation Committee also considers and takes into account Mr. Evans' ability to maintain and strengthen the Company's relationships with the investment community, generate employee confidence and morale, and demonstrate other leadership qualities. Under Mr. Evans' leadership and managerial capabilities, the Company reported total revenues of approximately $215 million for the year ended December 31, 1999, as compared to total revenues of $131 million for 1998. The Company's oil and gas sales improved from $78 million in 1998 to $104 million in 1999. The Company also reported a 13% increase in natural gas production in 1999 as compared to 1998 and an increase of reserves from 406 BCFE in 1998 to 524 BCFE in 1999. Based upon this outstanding performance in 1999, the Compensation Committee approved a cash bonus to Mr. Evans of $275,000. Mr. Evans' base salary was increased in 1999 by 15%. The Compensation Committee believes the salary paid to Mr. Evans for 1999 is appropriate and consistent with the Compensation Committee's objective of recommending compensation levels and components based on factors compared over a period of several years and, at the same time, more closely approximate competition levels. The Compensation Committee believes that the current mix between the cash and equity incentive opportunities presently in place for Mr. Evans and the other executive officers of the Company is adequate to motivate and retain them.

     Section 162(m) of the Code precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers, unless compensation is awarded under plans meeting a number of requirements based upon objective performance standards and advance stockholder approval. Although the Compensation Committee has not established a policy with respect to qualifying compensation paid to its executive officers under section 162(m), the Compensation Committee will continue to assess the implications of section 162(m) on executive compensation and determine what action, if any, will be appropriate.

     The foregoing report is made by the Compensation Committee of the Company's Board of Directors. The members of the Compensation Committee throughout 1999 were Messrs. Carmichael, Groppe and Whilden.

SUMMARY OF ANNUAL COMPENSATION

    The following table sets forth compensation paid by the Company to its Chief Executive Officer and other highly compensated executive officers for fiscal years 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                ANNUAL         COMPENSATION
                                            COMPENSATION       ------------
         NAME AND                       ---------------------    OPTIONS         ALL OTHER
    PRINCIPAL POSITION      YEAR        SALARY ($)  BONUS ($)  AWARDED (#)    COMPENSATION ($)
    ------------------      ----        ----------  ---------  -----------    ----------------
    D. L. Evans             1999         355,698     275,000      50,000          40,342(1)
      Chairman and CEO      1998         325,204           0     300,000          41,642(1)
                            1997         302,130     162,500           0          40,698(1)

    J. D. Lightner          1999(2)      166,671     140,000     300,000         100,496(3)
      President

    W. R. Granberry         1999(4)      120,000           0           0         247,875(5)
      President and COO     1998         240,200           0      50,000           7,867(5)
                            1997         220,000      84,000           0           9,121(5)

    T.W. Dyk                1999         203,424     150,000     125,000           8,425(7)
      EVP and COO           1998(6)      131,238           0     125,000           5,839(7)

    D.G. Blanchard          1999(8)       80,174      54,000     100,000             586(9)
      VP and CFO

    D. C. Button            1999(10)      61,664           0           0         220,774(12)
      EVP and CFO           1998(11)      61,350           0     175,000         165,161(12)

    P. R. Scherer           1999         158,245      80,000      15,000           8,172(13)
      EVP                   1998         142,702           0      25,000           8,967(13)
                            1997         131,250      41,250           0           7,683(13)

------------

(1) Such amounts for 1999, 1998 and 1997, respectively, include (i) allocations of $6,675, $6,667 and 6,333 to Mr. Evans' KSOP Plan account, (ii) awards of $0, $1,250 and $800 under the wellness physical fitness program, (iii) $4,954, $4,646 and $4,321 attributable to the Company's payment for the term portion of a split dollar life insurance policy on behalf of Mr. Evans, and (iv) the remaining $28,713, $29,079 and $29,244 represents the net present value of the interest savings on the whole life portion of the Policy for a period of ten years computed at an annual interest savings rate of 8% per annum.

(2) Mr. Lightner became President of the Company on May 3, 1999 at an annual salary of $250,000.

(3) Such amount includes a signing bonus of $100,000 and an award of $496 under the wellness/physical fitness program.

(4) Mr. Granberry resigned as Chief Operating Officer on February 17, 1999 and as President on May 3, 1999.

(5) Such amounts for 1999, 1998 and 1997, respectively, include (i) allocations of $6,675, $6667 and $6,070 to Mr. Granberry's KSOP Plan account and (ii) awards of $0, $1,200 and $750 under the wellness/physical fitness program. In 1997, the amount also includes reimbursement of moving expenses of $2,301. In 1999, the amount also includes reimbursement of tax advisory services of $1,200 and separation pay of $240,000.

(6) Mr. Dyk became Executive Vice President of the Company on April 16, 1998 at an annual salary of $185,000. On February 17, 1999, Mr. Dyk added the title of Chief Operating Officer.

(7) Such amounts for 1999 and 1998, respectively, include (i) allocations of $6,675 and $5,272 to Mr. Dyk's KSOP Plan account and (ii) awards of $1,750 and $567 under the wellness/physical fitness program.

(8) Mr. Blanchard became an officer of the Company on August 3, 1999 at an annual salary of $185,000.

(9)  An award of $586 under the wellness/physical fitness program.

(10) Mr. Button resigned from the Company on May 1, 1999.

(11) Mr. Button became an officer of the Company on September 2, 1998.

(12) Such amounts for 1999 and 1998, respectively, include: (i) allocations of $6,692 and $6,578 to Mr. Button's KSOP Plan account, (ii) reimbursement of moving expenses of $29,082 and $8,508. In 1998, the amount also includes an award of $75 under the wellness/physical fitness program and a signing bonus of $150,000. In 1999, the amount also includes separation pay of $185,000.

(13) Such amounts for 1999, 1998 and 1997, respectively, include (i) allocations of $6,322, $6,667 and $6,333 to Mr. Scherer's KSOP Plan account, and (ii) awards of $1,850, $2,300 and $1,350 under the wellness/physical fitness program.

STOCK OPTION GRANTS

                               1999 OPTION GRANTS

                                           INDIVIDUAL GRANTS
                       ------------------------------------------------------      POTENTIAL REALIZABLE
                        NUMBER OF         PERCENT OF                                 VALUE AT ASSUMED
                       SECURITIES       TOTAL OPTIONS  EXERCISE                   ANNUAL RATES OF STOCK
                       UNDERLYING        GRANTED TO     OR BASE                   PRICE APPRECIATION FOR
                         OPTIONS         EMPLOYEES IN    PRICE     EXPIRATION         OPTION TERM (1)
       NAME            GRANTED (#)       FISCAL YEAR    ($/SH)        DATE         5%($)         10%($)
       ----            -----------       -----------    ------     ----------    ---------     ---------
    D.L. Evans.........    50,000           4.2         13.875       5/19/09       436,296     1,105,659

    J.D. Lightner......   300,000          24.9          13.50       5/03/09     1,829,670     3,722,724
    W. R. Granberry....         0             0            N/A           N/A           N/A           N/A
    T. W. Dyk..........   125,000          10.4        12.6875       3/18/09     1,090,739     2,764,147
    D.G. Blanchard.....   100,000           8.3         13.625       7/26/09       856,869     2,171,474

    D. C. Button.......         0             0            N/A           N/A           N/A           N/A
    P. R. Scherer......    15,000           1.2         13.875       5/19/09       130,889       331,698

----------------
(1) These amounts are calculated based on the indicated annual rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

                       AGGREGATED OPTION EXERCISES IN 1999

                         AND 1999 YEAR-END OPTION VALUES

                           SHARES                                                    VALUE OF UNEXERCISED
                          ACQUIRED                      NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                             ON          VALUE         OPTIONS ON 12/31/99 (#)        ON 12/31/99 ($)(1)
                          EXERCISE      REALIZED     --------------------------  -----------------------------
      NAME                  (#)           ($)        EXERCISABLE  UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
      ----                --------      --------     -----------  -------------  -----------     -------------
    D.L. Evans..........     --            --          870,667       229,333     2,081,250             0

    J. D. Lightner......     --            --                0       300,000           N/A             0

    W.R. Granberry......     --            --          200,667             0        87,500           N/A

    T. W. Dyk...........     --            --           80,667       169,333             0             0

    D. G. Blanchard.....     --            --                0       100,000           N/A             0

    D. C. Button........   87,500       290,188(2)           0             0           N/A           N/A

    P. R. Scherer.......    5,000        41,250(3)     130,667        34,333       232,550             0

----------
(1) Value of in-the-money options is equal to the fair market value of a share of Common Stock at fiscal year-end of $13.375 (based on the last sale price of the Common Stock), less the exercise price.

(2) The value realized is the actual amount of sale proceeds less the exercise price.

(3) The value realized is equal to the fair market value of a share of Common Stock on the date of exercise of $12.25 (based on the last sale price of the Common Stock), less the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    The Company has an employment agreement with Mr. Evans which expires on December 31, 2001. The agreement provides for a severance payment upon Mr. Evans' resignation from employment, preceded by either (i) the assignment of Mr. Evans without his consent to any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of his duties or responsibilities for reasons other than good cause; (ii) any failure of the Company or its stockholders, as the case may be, to re-elect Mr. Evans to the offices of Chief Executive Officer and Director or his removal from any such office for reasons other than good cause; or (iii) any breach by the Company (or any successor) of any of the provisions of the agreement or any failure by the Company to carry out any of its obligations under the agreement for reasons other than good cause. The severance benefit payment is an amount equal to Mr. Evans' then existing annual base pay (or an amount equal to his base pay for the balance of the term of the agreement if less than one year). If a dispute arises regarding the termination of Mr. Evans or the interpretation or enforcement of the agreement, all legal fees and expenses incurred by Mr. Evans in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in the agreement will be paid by the Company, to the extent Mr. Evans prevails. An amendment to this agreement provides Mr. Evans with the option of electing the benefits of the employment agreement or the Severance Agreement described below. The Company has entered into an employment agreement with Mr. Lightner which expires on April 30, 2002 and is similar in its material terms to Mr. Evans' agreement.

    The Company has entered into Severance Agreements with certain officers of the Company (including the named executive officers) regarding compensation upon termination of employment for reasons other than cause, death, disability or retirement due to any of the following events: (i) a change in control of 20% of the Company's securities, (ii) an acquisition of over 50% of the Company's assets, (iii) a change in the composition of a majority of the board of directors, (iv) failure of more than one of management's director nominees to be elected and (v) a merger or sale of assets of the Company in which the Company does not survive. The term of the agreements is through December 2003 with automatic annual extensions thereafter. The agreements provide that eligible officers shall receive a multiple of their annual base salary plus bonus and continuation of medical insurance benefits for a time period equal to such multiple. The multiple for Messrs. Evans and Lightner is 2.5 and the multiple for Messrs. Dyk, Blanchard and Scherer is 2.

    The Company's 1989 Stock Option Plan, 1993 Stock Option Plan and 1999 Long-Term Incentive Plan contain "change of control" provisions which are applicable to all holders of options granted under the plans, including the named executive officers. The change of control provisions in such plans, which are substantially identical, generally provide that if (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or group acquires ownership or control of more than 50% of the outstanding shares of the Company's voting stock, or (v) in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board (each such event constituting a "Corporate Change"), then (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in clause (iv), the Compensation Committee shall effect one or more of the following alternatives: (1) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after a Corporate Change) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of optionees shall terminate, (2) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the plan) as of the date, before or after a Corporate Change, specified by the Compensation Committee, in which event the Compensation Committee shall thereupon cancel such options and the Company shall pay to each optionee an amount of cash per share equal to the excess, if any, of the "Change of Control Value" of the shares subject to such option over the exercise prices under such options for such shares, (3) make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect the Corporate Change, or (4) provide that thereafter upon any exercise of an option theretofore granted the optionee shall be entitled to purchase under such option, in lieu of the number of shares of stock then covered by such option the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of stock then covered by such option. The "Change of Control Value" is an amount equal to, whichever is applicable, (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of cancellation and surrender of such options. If the consideration offered to stockholders of the Company in any transaction consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

PERFORMANCE GRAPH

    The following performance graph compares the annual cumulative total stockholder shareowner return on the Common Stock with the cumulative total return of the S&P Composite -- 600 Stock Index and the S&P Energy

Composite 500 Index for the period of five fiscal years commencing December 31, 1994 and ending December 31, 1999. The table assumes that the value of an investment in the Common Stock and each Index was $100 on December 31, 1994 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

      MEASUREMENT PERIOD                              SMALLCAP         ENERGY
    (FISCAL YEAR COVERED)      TOM BROWN, INC.        600 INDEX       500 INDEX
    ---------------------      ---------------        ---------       ---------
             1994                   100.00             100.00           100.00
             1995                   127.17             129.96           130.77
             1996                   181.52             157.67           164.47
             1997                   167.39             198.01           206.00
             1998                    87.23             195.42           207.10
             1999                   116.30             219.66           246.45

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or stockholder designees are entitled, at their option, to receive a fee of $3,000 per physical meeting or participate in an unfunded non-qualified deferred compensation arrangement. Under the deferred compensation arrangement which was implemented in July 1995, a participating director defers the director's fee that would otherwise be payable to him until the earlier of (i) his separation from the Board of Directors, or (ii) the date ending on the fifth anniversary of such director's participation in the arrangement. The deferred fees are then used by the Company to purchase and make premium payments on a life insurance policy naming the Company as beneficiary and covering the life of the director. Upon the retirement or death of the participating director, such director or his designated beneficiary is entitled to receive an annual retirement or survivor benefit for a period of ten years. During 1999, Messrs. LeBaron and Wallace elected to participate in the deferred compensation arrangement and the Company paid insurance premiums under the deferred compensation arrangement in the amount of approximately $12,000 for each of them. For the year ended December 31, 1999, the Company paid director's fees in the amount of $12,000 to each of Messrs. Groppe and Whilden and $6,000 to Mr. Carmichael. The Company reimburses its directors for actual expenses incurred in attending meetings of the Board of Directors.

     Pursuant to the Company's arrangement with Mr. Brown, the Company pays Mr. Brown a consulting fee in the amount of $6,355 per month. During 1999, the Company paid $76,260 to Mr. Brown under such arrangement.

     Directors who are employees of the Company and the director designated by Unocal receive no compensation for service on the Board of Directors or its committees.

STOCK OPTION PARTICIPATION OF DIRECTORS

     All non-employee directors of the Company are eligible to participate in the Company's stock option plans. On May 19, 1999, each of Messrs. Brown, LeBaron, Groppe, Wallace and Whilden was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $13.875 per share, the fair market value of the stock on the date of grant. The options expire ten years from the date of grant and are exercisable in three equal annual increments, commencing May 19, 2000. On July 19, 1999, Mr. Carmichael was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $14.375 per share, the fair market value of the stock on the date of grant. This ten-year option is exercisable in three equal installments commencing July 20, 2000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Evans, the Chairman of the Board of Directors and Chief Executive Officer of the Company, serves on the Board of Directors and compensation committee of TMBR/Sharp Drilling, Inc. ("TMBR"). Mr. Brown, the Chairman of the Board of Directors of TMBR, is a Director of the Company. As of March 28, 2000, Messrs. Brown and Evans beneficially owned approximately 11.2% and less than 1%, respectively, of the outstanding common stock of TMBR. See "Certain Relationships and Related Transactions".

     Mr. Whilden, a partner in the law firm of Vinson & Elkins, Houston, Texas through the end of 1999, is a director of the Company and a member of the Compensation Committee. Mr. Groppe, a partner in the oil and gas consulting firm of Groppe, Long & Littell, Houston, Texas, is a director of the Company and is also a member of the Compensation Committee. The Company retains the services of Vinson & Elkins and Groppe, Long & Littell from time to time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The C. V. Lyman Testamentary Trust (the "Trust") owns working interests in certain oil and gas properties in which the Company also owns working interests and serves as operator. Mr. Brown, a director of the Company, was a co-trustee of the Trust until mid-1999. As a result of its ownership interest in the properties, the Trust has at various times been indebted to the Company. During 1999, the Company billed the Trust approximately $569,000 for the Trust's proportionate share of costs and expenses attributable to its ownership of working interests in such oil and gas properties. The largest amount owed by the Trust to the Company at any one time during 1999 was approximately $100,000 and, at December 31, 1999, the Trust was indebted to the Company in the amount of approximately $69,000, which was paid in full in January 2000. Payments to the Company are due after monthly billings by the Company on the same basis as all other working interest owners, and the Trust's participation in the oil and gas properties is on the same basis as all other participants.

     During 1999, the Company billed Wind River -- Pavillion, Ltd., a Texas limited partnership (the "Partnership"), approximately $4.2 million for the Partnership's proportionate share of lease operating, exploration, development and related expenses associated with the Partnership's ownership of working interests in oil and gas leases located in Fremont County, Wyoming. The Company is the sole general partner of the Partnership and also serves as operator of all of the leases owned by the Partnership. State Farm Mutual Automobile Insurance Company ("State Farm") is the sole limited partner of the Partnership and the holder of 2,602,654 shares of the Company's Common Stock. Revenues and costs (excluding capital costs) of the Partnership are allocated 20% to the Company and 80% to State Farm before payout (defined as recovery of all of State Farm's costs plus a specified rate of return), increasing to 75% (including capital costs) to the Company after payout. The largest amount owed by the Partnership to the Company at any one time during 1999 was approximately $1.1 million and the Partnership owed the Company approximately $790,000 at December 31, 1999, which was paid in full by February 2000. Payments to the Company are due after monthly billings by the Company on the same basis as all other working interest owners, and the Partnership's participation in the leases is on the same basis as all other participants.

     Brownlie, Wallace, Armstrong and Bander Exploration ("BWAB"), a partnership, owns interests in options to purchase working interests in oil and gas leases located in Wyoming, and in which the Company also owns interests and acts as operator. Mr. Wallace, a director of the Company, is a partner in BWAB. As a result of its ownership interest in the option, and oil and gas leases acquired by the Company pursuant to such options, BWAB has at various times been indebted to the Company. During 1999, the Company billed BWAB approximately $668,000 for BWAB's proportionate share of costs associated with the acquisition of leases under option as well as exploration and development costs. The largest amount owed by BWAB to the Company at any one time during 1999 was approximately $139,000 and BWAB was indebted to the Company in the approximate amount of $233,000 at December 31, 1999, which was paid in full by February 2000. Payments to the Company are due after monthly billings by the Company on the same basis as all other interest owners, and BWAB's participation in the option and underlying leases is on the same basis as all other participants.

     Wildhorse Energy Partners LLC, a Delaware limited liability company ("Wildhorse"), provides gas gathering, processing, marketing, field and storage services to the Company and third parties. Wildhorse, which is owned 55% by Kinder Morgan, Inc. ("KMI") and 45% by the Company, is managed by KMI under the direction of an operating team consisting of two representatives appointed by the Company and two representatives appointed by KMI. During the first three fiscal quarters of 1999, KMI held in excess of 5% of the Company's voting securities. During 1999, the Company made capital contributions to Wildhorse of approximately $2.3 million.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's directors and officers file with the SEC, at specified times, reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. Based solely on a review of copies of such reports furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements for its directors and officers for the fiscal year ending December 31, 1999 have been complied with in a timely manner, except that a Form 4 covering one transaction for Mr. Carmichael was filed 23 days late.

                                   ACCOUNTANTS

    Arthur Andersen LLP has served as the Company's independent auditors since March 1990, and currently serves the Company as independent auditors. A representative of Arthur Andersen LLP will be present at the Annual

Meeting and will have an opportunity to make a statement to the stockholders, if he desires to do so, and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     In accordance with rules of the SEC, stockholders of the Company may present proposals to the Company for inclusion in the Company's Proxy Statement and form of proxy prepared in connection with its next regular annual meeting of stockholders. Such proposals must be received by the Company no later than December 8, 2000, in order to be considered for inclusion in the Proxy Statement for the 2001 annual meeting. Also for the 2001 annual meeting, management proxies will be permitted to use discretionary voting authority with respect to any matter submitted at the annual meeting other than under the procedures in SEC Rule 14a-8 if notice of the matter is not delivered to the Company on or before February 21, 2001.

                                  OTHER MATTERS

     The Board of Directors knows of no matters other than those discussed in this Proxy Statement that properly may be, or are likely to be, brought before the meeting. In the event any other matters are properly brought before the meeting, however, the proxy holders or their substitutes will vote in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                                /s/ BRUCE R. DEBOER
                                                  BRUCE R. DEBOER
                                                     Secretary

April 10, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, EXCLUSIVE OF EXHIBITS, IS AVAILABLE TO EACH BENEFICIAL OWNER OF THE COMPANY'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST SETTING FORTH A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF THE COMPANY'S SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING, TO: SECRETARY, TOM BROWN, INC., 555 SEVENTEENTH STREET, SUITE 1850, DENVER, COLORADO 80202.

                                      PROXY

                                 TOM BROWN, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 2000

     The undersigned hereby appoints Donald L. Evans and James D. Lightner, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Preferred Stock of TOM BROWN, INC. held of record in the name of the undersigned as of the close of business on March 28, 2000, at the Annual Meeting of Stockholders of Tom Brown, Inc., to be held at 9:00 a.m. on May 18, 2000, in the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado, and at all adjournments or postponements thereof.


THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE VOTED FOR ITEM 1 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. Election of Nine Directors.
NOMINEES: Donald L. Evans, Thomas C. Brown,
Kenneth B. Butler, David M. Carmichael, Henry Groppe, Edward W. LeBaron, Jr., James D. Lightner, James B. Wallace and Robert H. Whilden, Jr.

         FOR               WITHHELD
         [ ]                  [ ]


[ ]
         ------------------------------------
         For all nominees except as noted above


2. To transact such other business as may properly come before the meeting or any adjournments thereof, all as set forth in the Notice of Annual Meeting and Proxy Statement dated April 10, 2000, receipt of which is acknowledged.

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Please date this Proxy and sign exactly as your name appears on your stock certificate.


Dated__________________________________, 2000


By:
   -------------------------------------------
Name:
     -----------------------------------------
Title:
      ----------------------------------------

                                      PROXY

                                 TOM BROWN, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 2000

         The undersigned hereby appoints Donald L. Evans and James D. Lightner, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all shares of Common Stock of TOM BROWN, INC. held of record in the name of the undersigned at the close of business on March 28, 2000, at the Annual Meeting of Stockholders of Tom Brown, Inc., to be held at 9:00 a.m. on May 18, 2000, in the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado, and at all adjournments or postponements thereof.


                  (Continued, and to be signed on reverse side)


[X] Please mark votes as in this example.

THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE VOTED FOR ITEM 1 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. Election of Nine Directors.

NOMINEES: Donald L. Evans, Thomas C. Brown,
Kenneth B. Butler, David M. Carmichael, Henry Groppe, Edward W. LeBaron, Jr., James D. Lightner, James B. Wallace and Robert H. Whilden, Jr.

         FOR               WITHHELD
         [ ]                  [ ]


[ ]
         ------------------------------------
         For all nominees except as noted above


2. To transact such other business as may properly come before the meeting or any adjournments thereof, all as set forth in the Notice of Annual Meeting and Proxy Statement dated April 10, 2000, receipt of which is acknowledged.

         MARK HERE
         FOR ADDRESS          [ ]
         CHANGE AND
         NOTE AT LEFT

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Please date this Proxy and sign exactly as your name appears on your stock certificate. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.

Dated__________________________________, 2000


--------------------------------------------

--------------------------------------------
         Signature of Stockholder